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EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement Nos. 333-109304, 333-109304-01, 333-109304-02 and 333-109304-03 of UnionBanCal Corporation on Form S-3 of our report dated January 15, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in method of accounting for previously recognized goodwill and other intangible assets), appearing in the Annual Report on Form 10-K/A of UnionBanCal Corporation for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte and Touche, LLP

San Francisco, California
October 21, 2003

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  EXHIBIT 23.1